Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Earnings per Share Increase 19.0% during First Quarter

SPARTANBURG, S.C., April 29, 2009 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter ended March 31, 2009.

For the quarter ended March 31, 2009, total revenues decreased 5.5% to $156.4 million, compared to $165.5 million for same period in 2008. These comparisons include the results of operations in Arkansas and New Mexico, states which the Company exited in 2008, as well as operations in New Hampshire, a state which the Company ceased making advances in January 2009. Excluding the revenues in these closed states from both quarters, revenues decreased by 3.5% for the quarter ended March 31, 2009.  For the quarter ended March 31, 2009, total revenues for the centers opened prior to January 1, 2008 and still open as of March 31, 2009 decreased 3.5% compared to the same period in 2008.

The provision for doubtful accounts as a percent of total revenues for the quarter ended March 31, 2009, was 13.5% compared to 12.6% for the same period in 2008, primarily due to a higher loss reserve for a new open ended line of credit product that we started offering to consumers in Virginia in late 2008. The Company did not sell any previously written-off receivables during the quarters ended March 31, 2009 or March 31, 2008.

Center gross profit for the quarter ended March 31, 2009 decreased 3.1% to $44.4 million from $45.8 million for the quarter ended March 31, 2008. During the first quarter of 2009, the Company closed 60 centers in 15 different states and 1 center in the United Kingdom. In addition, the Company expects to close approximately 130 additional centers due to under-performance or where consolidation opportunities exist. As a result, the Company had approximately $3.4 million of center closing costs during the quarter ended March 31, 2009 compared to $0.9 million during the same period in 2008.

General and administrative expenses for the quarter ended March 31, 2009 were $14.1 million compared to $16.4 million for the same period in 2008, a decrease of 14.1%.

Income before income taxes was $25.7 million for the quarters ended March 31, 2009 and March 31, 2008.

For the quarter ended March 31, 2009, the Company’s income tax expense was 41.1% of income before taxes, compared to 42.3% during the same period in 2008.

Net income for the quarter ended March 31, 2009 increased 2.3% to $15.1 million, compared to $14.8 million for the same period in 2008.

Diluted earnings per share increased 19.0% to $0.25 for the quarter ended March 31, 2009, compared to diluted earnings per share of $0.21 for the same period in 2008. Commenting on the results of the first quarter of 2009, Advance America’s President and Chief Executive Officer, Ken Compton, said, “While virtually all public companies are experiencing challenging times, Advance America continues to provide consistent operating results in an uncertain economic environment. Looking ahead, our Company will continue to control costs, and effectively manage our business. These efforts, in addition to our ongoing commitment to providing excellent customer service, are central to our goal of enhancing our position as a trusted source for short-term credit and other financial services that our customers value and appreciate.”

On April 21, 2009, the company announced the introduction of a new program, the Worry-Free Advance, to help customers who involuntarily lose their source of income during the time they have an outstanding loan with the company. During the Worry-Free Advance program period, customers may forego repayment of the initial loan fee when they provide proof of the loss of income during the loan period. This assistance is offered in addition to the Extended Payment Plan, which allows customers more time to repay a loan at no additional cost.

Commenting on the Worry-Free Advance, Compton said, “We understand that these are exceptionally difficult days for consumers everywhere. In keeping with Advance America’s long history of helping millions of hardworking Americans manage their short-term financial challenges, we are proud to offer this unique and valuable option that helps our customers who lose their jobs during these troubled economic times.”

On April 22, 2009, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend will be payable on June 5, 2009, to stockholders of record as of May 26, 2009.

As of March 31, 2009, the Company had returned approximately $360 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

As of March 31, 2009, the Company had an operating network of 2,740 centers and 82 limited licensees in 33 states, the United Kingdom, and Canada, including 2 centers in New Hampshire that will close during the second quarter.

The Company will discuss these results during a conference call Thursday, April 30 at 8:00 a.m. (ET). To listen to this call, please dial the conference telephone number (877) 604-9671. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 9429444) until May 7, 2009.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with 2,740 centers and 82 limited licensees in 33 states, the United Kingdom and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.